Exhibit 10.1

FIRST AMENDMENT TO THE CME GROUP INC.

EMPLOYEE STOCK PURCHASE PLAN

This First Amendment (this “First Amendment”) amends the CME Group Inc. Employee Stock Purchase Plan (formerly known as the Chicago Mercantile Exchange Holdings Inc. Employee Stock Purchase Plan and hereinafter, the “Plan”). All capitalized terms used but not defined herein shall have the meanings assigned to those terms under the Plan.

1.	Pursuant to Section 19 of the Plan, Section 6.a of the Plan is hereby restated in its entirety, as follows:

a. Subject to the provisions hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from one percent to ten percent of such Participant’s annual base salary each pay period (the permissible range within such percentages to be determined by the Committee from time to time). A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time, by filing a new authorization form with his or her Employer. All payroll deductions made by a Participant shall be credited to such Participant’s bookkeeping account under the Plan. Notwithstanding anything to the contrary set forth herein, in no event shall the amount of a Participant’s payroll deductions used to purchase Shares hereunder for any Purchase Period exceed ten percent of the Participant’s annual base salary paid during the Purchase Period, measured based on the annual base salary at the rate in effect on January 1 of the year in which the Purchase period commences.

2.	The terms of the Plan, as amended hereby, are confirmed in all respects and remain in full force and effect.

3.	This First Amendment is effective as of May 6, 2010.